Exhibit 5.1

December 10, 2018

Viveve Medical, Inc.

345 Inverness Drive South

Building B, Suite 250

Englewood, Colorado 80112

Re:      Securities Registered under Registration Statements on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of Registration Statements on Form S-3 (File Nos. 333-213682 and 333-221432) (as amended or supplemented, the “Registration Statements”) filed on September 16, 2016 and November 8, 2017, respectively, with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by Viveve Medical, Inc., a Delaware corporation (the “Company”), of up to $50,000,000 and $50,000,000, respectively, of any combination of securities of the types specified therein. The Registration Statements were declared effective by the Commission on October 7, 2016 and November 28, 2017, respectively. Reference is made to our opinion letter dated November 8, 2017 and included as Exhibit 5.1 to Registration Statement (File No. 333-221432). We are delivering this opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on December 10, 2018 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to 15,333,333 shares of the Company’s Common Stock, par value $0.0001 per share (the “Shares”) covered by the Registration Statements. The Shares include an option to purchase additional shares granted to the underwriters of the offering to purchase 1,999,999 Shares. The Shares are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

Viveve Medical, Inc.
December 10, 2018

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statements and to the references to our firm under the caption “Legal Matters” in the Registration Statements. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP